EXHIBIT 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Assumed Names Under Which Subsidiary Does Business

Atlas Energy Operating Company, LLC	Delaware	None

Atlas Energy Finance Corp.	Delaware	None

AER Pipeline Construction, Inc..	Delaware	None

AIC, LLC	Delaware	None

Anthem Securities, Inc..	Pennsylvania	None

Atlas America, LLC	Pennsylvania	Atlas Energy Resources, LLC (in OH) Atlas Energy Resources (in WV and TN)

Atlas Energy Indiana, LLC	Indiana	None

Atlas Energy Michigan, LLC	Delaware	Atlas Energy Resources (in MI)

Atlas Energy Ohio, LLC	Ohio	None

Atlas Energy Tennessee, LLC	Pennsylvania	None

Atlas Gas & Oil Company, LLC	Michigan	None

Atlas Noble, LLC	Delaware	None

Atlas Resources, LLC	Pennsylvania	Atlas Energy Resources (in WV and TN)

REI-NY, LLC	Delaware	None

Resource Energy, LLC	Delaware	Atlas Energy Resources (in NY)

Resource Well Services, LLC	Delaware	None

Viking Resources, LLC	Pennsylvania	None

Westside Pipeline Company, LLC	Michigan	None